Exhibit 4.68

THIS LOAN AGREEMENT made this 4th August, Two Thousand and Fifteen.

BETWEEN :

(I)	CHINA METRO-RURAL HOLDINGS LIMITED ( ), a company incorporated in the British Virgin Islands whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and is listed on the NYSE MKT under the ticker symbol “CNR” (“the Borrower”);

(II)	CHENG CHUNG HING( ), [ID and address not disclosed] (“the Lender”).

WHEREAS :-

The Borrower is desirous of borrowing an unconditional and unsecured fixed term loan from the Lender for business purpose and the Lender has agreed to advance a loan of Fifty-Five Million Hong Kong Dollars only (“the Loan”) to the Borrower effective from August 4, 2015 (“the Date of the Advance”) upon the Borrower entering into the covenants and obligations hereinafter contained.

NOW IT IS HEREBY AGREED by the parties hereto as follows :-

1.	REPAYMENT

1.1	Subject to and without prejudice to other provisions, terms or conditions herein contained the BORROWER hereby COVENANTS with the Lender that the Borrower shall repay the Lender in full the Loan within Two calendar years from the Date of Advance (“Maturity Date”) with interest at 15% per annum, with effect from the Date of the Advance until repayment of whole Loan.

1.2	Interest of the Loan is to be compounded on an annual basis, payable semi-annually on February 3, August 3 of each calendar year with the first such compounding to be paid on February 3, 2016.

1.3	Early repayment of the Loan can be made after anytime from the Date of the Advance with no additional interest and penalty.

1.4	If the Borrower is late or default in repayment of loan and/or payment of interest, 2% penalty calculated on monthly basis will be applied to the loan and/or overdue interest until repayment of loan and/or payment of interest from Borrower.

2.	TRANSFER

This Agreement may be assigned or transferred in whole only by the Lender and the Borrower shall upon receipt of the notice of such assignment or transfer facilitate any such assignment or transfer of the Agreement.

3.	GOVERNING LAW AND JURISDICTION

3.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong S.A.R.

3.2	The Borrower agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong S.A.R. and irrevocably submits to the non-exclusive jurisdiction of such courts.

4.	DECLARATION

The Lender hereby DECLARE that the Lender had sought independent legal advice in respect of this transaction and the contents of this Agreement.

IN WITNESS whereof the parties hereto have duly executed this Agreement the day and year first above written.

SIGNED by Sio Kam Seng	)
For and on behalf of	)
CHINA METRO-RURAL HOLDINGS LIMITED	)
( ),
the Borrower in the presence of :-

SIGNED by	)
the Lender in the presence of :-)
)

Dated : 4th August 2015

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CHINA METRO-RURAL HOLDINGS LIMITED

( )

and

CHENG CHUNG HING

( )

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LOAN AGREEMENT

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